Exhibit 99.1

St.Paul Travelers Companies 385 Washington Street St.Paul, MN 55102-1396 www.stpaultravelers.com

NEWS RELEASE

St. Paul Travelers Reports First Quarter 2006 Net Income of $1.006 Billion, or $1.41 per Diluted Share

Announces $2 Billion Share Repurchase Program and Quarterly Dividend Increase of 13% to $0.26 per Share

Operating Income Increased 18% from Prior Year Quarter to a Record $1.011 Billion

SAINT PAUL, Minn. (May 2, 2006) – The St. Paul Travelers Companies, Inc. (“St. Paul Travelers,” NYSE:STA) today reported net income of $1.006 billion, or $1.45 per basic share and $1.41 per diluted share, for the quarter ended March 31, 2006, compared to $212 million, or $0.31 per basic and diluted share, in the prior year quarter. Net income in the prior year quarter included a $665 million after-tax loss from discontinued operations, primarily due to a tax charge related to the Company’s decision to divest its 78 percent equity interest in Nuveen Investments, Inc. (“Nuveen”). The Company successfully divested its ownership stake in Nuveen during the second and third quarters of 2005.

Operating income in the current quarter was $1.011 billion, or $1.46 per basic share and $1.41 per diluted share, an 18 percent increase from the $859 million, or $1.28 per basic share and $1.23 per diluted share, reported in the prior year quarter.

Net and operating income in the current quarter included an after-tax benefit of $32 million ($49 million pre-tax) for net favorable prior year reserve development, compared to an after-tax benefit of $36 million ($55 million pre-tax) in the prior year quarter. There were no catastrophe losses reported in the current quarter, compared to an after-tax charge of $20 million ($31 million pre-tax) in the prior year quarter. Net and operating income in the current quarter also included an after-tax benefit of $49 million due to favorable resolution of various prior year federal and state tax matters.

The improvement in net and operating income from the prior year quarter was also a result of higher net investment income, lower non-catastrophe weather-related losses and strong operating performance in all segments.

Current Quarter Highlights

•                  Return on equity of 17.9 percent and operating return on equity of 18.1 percent.

•                  Consolidated GAAP combined ratio of 88.9 percent, a 1.6 point improvement from the prior year quarter.

•                  Strong GAAP combined ratios in the Commercial, Specialty and Personal segments of 89.7, 90.7 and 86.4 percent, respectively.

•                  Net investment income of $670 million after-tax ($875 million pre-tax), a 15 percent increase from the prior year quarter.

•                  Net written premiums of $4.769 billion, a 1 percent increase from the prior year quarter, excluding Commercial Other, the Company’s runoff operations.

•                  Book value per share (excluding FAS 115) of $32.68, a 9 percent increase from the prior year quarter.

Jay Fishman, Chairman and Chief Executive Officer, said, “The first quarter’s record operating income of $1 billion generated an 18.1 percent operating return on equity. This result is a reflection of strong operational execution in all three of our segments as well as solid net investment income. Retention rates remain very strong, and we continue to write quality new business.

“We are pleased we have achieved a level of financial strength and earnings capacity such that we can begin to return excess capital to shareholders while still seeking growth opportunities. As a result, today we are announcing that our Board has approved a 13 percent increase in our quarterly dividend to $0.26 per share and authorized a $2.0 billion share repurchase program, which represents approximately 7 percent of our outstanding shares based on yesterday’s closing price.

 “We begin 2006 in a position of strength. We offer our distributors and insureds tremendous product breadth, extensive underwriting expertise and superior service. We are pleased with the quality of our business and are well-positioned to grow profitably,” concluded Mr. Fishman.

Consolidated First Quarter Highlights

($ in millions, except for per share amounts, and	Three Months Ended March 31,
after-tax except for premiums)	2006	2005	Change
Gross written premiums	$5,810	$5,920	(2)%
excluding Commercial Other	5,808	5,843	(1)%
Net written premiums	4,774	4,780	—%
excluding Commercial Other	4,769	4,740	1%
Net earned premiums	4,991	5,119	(3)%
Underwriting gain	337	291	16%
Net investment income	670	583	15%
Operating income	1,011	859	18%
per diluted share	$1.41	$1.23	15%
Income from continuing operations	1,006	877	15%
per diluted share	$1.41	$1.25	13%
Net income	1,006	212	375%
per diluted share	$1.41	$0.31	355%
Book value per share	$32.59	$30.51	7%
Adjusted book value per share	$32.68	$30.10	9%
GAAP combined ratio	88.9%	90.5%	(1.6	)pts
Operating return on equity	18.1%	16.7%	1.4	pts
Continuing operations return on equity	17.9%	16.6%	1.3	pts
Return on equity	17.9%	4.0%	13.9	pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data

Net written premiums, excluding Commercial Other, increased 1 percent from the prior year quarter. Strong premium growth in the Personal segment was largely offset by lower premiums in Commercial’s National Accounts business and the absence of premiums from Specialty’s Personal Catastrophe Risk operation, which was sold in the fourth quarter of

2005. Retention rates remained strong and new business volume increased from the prior year quarter.

Net investment income in the current quarter was $670 million after-tax ($875 million pre-tax), a 15 percent increase from the prior year quarter. The increase was driven by strong operating cash flows, the investment of approximately $2.4 billion of proceeds received from the sale of Nuveen, higher fixed income rates and favorable non-fixed income investments performance.

The GAAP combined ratio in the current quarter was 88.9 percent, a 1.6 point improvement from the 90.5 percent reported in the prior year quarter. The improvement was primarily due to lower non-catastrophe weather-related losses, the absence of catastrophe losses and the continuation of favorable loss trends in recent quarters. The current quarter GAAP combined ratio benefited by 1.0 point for net favorable prior year reserve development, compared to a benefit of 1.1 points in the prior year quarter. The prior year quarter was negatively impacted by 0.6 points for catastrophe losses.

Commercial Segment Financial Results

For the first quarter 2006, the Commercial segment reported operating income of $535 million, compared to $448 million in the prior year quarter. The 19 percent increase was primarily driven by higher net investment income and lower non-catastrophe weather-related losses. Operating income in the current quarter included an after-tax benefit of $6 million ($10 million pre-tax) for net favorable prior year reserve development, compared to an after-tax charge of $4 million ($6 million pre-tax) for net unfavorable prior year reserve development in the prior year quarter. There were no catastrophe losses reported in the current or prior year quarter.

The GAAP combined ratio was 89.7 percent in the current quarter, a 4.7 point decline from the 94.4 percent reported in the prior year quarter. The improvement was primarily due to lower non-catastrophe weather-related losses and continuation of favorable loss trends in recent quarters. The current quarter GAAP combined ratio also benefited by 0.5 points for net favorable prior year reserve development, compared to a negative impact of 0.3 points for net unfavorable prior year reserve development in the prior year quarter.

Net written premiums, excluding Commercial Other, decreased 3 percent from the prior year quarter. The decline in net written premiums was attributable to National Accounts, a large portion of which was loss sensitive and residual markets business for which margins are less than those of guaranteed-cost business.

Net written premiums in Select Accounts and Commercial Accounts were consistent with the prior year quarter. Within Select Accounts, retention rates were strong, increasing from previous quarters, renewal price changes were at similar levels as recent quarters and new business volume increased slightly from the prior year quarter. Within Commercial Accounts, retention rates were also strong, increasing from previous quarters, renewal price changes increased from recent quarters and new business volume decreased slightly from the prior year quarter.

Specialty Segment Financial Results

For the first quarter 2006, the Specialty segment reported operating income of $257 million, compared to $173 million in the prior year quarter. The 49 percent increase was primarily driven by higher net investment income, net favorable prior year reserve development and the absence of catastrophe losses in the current quarter. Operating income in the current quarter included an after-tax benefit of $6 million ($9 million pre-tax) for net favorable prior year reserve development, compared to an after-tax charge of $34 million ($53 million pre-tax) in the prior year quarter for unfavorable development related to the 2004 hurricanes. There were no catastrophe losses reported in the current quarter, compared to an after-tax charge of $13 million ($19 million pre-tax) in the prior year quarter.

The GAAP combined ratio was 90.7 percent in the current quarter, a 5.6 point decline from the 96.3 percent reported in the prior year quarter. The current quarter GAAP combined ratio benefited by 0.6 points for net favorable prior year reserve development, compared to negative impacts of 3.6 points for net unfavorable prior year reserve development and 1.3 points for catastrophe losses in the prior year quarter. In addition, current accident year loss ratios benefited from the continuation of favorable loss trends in recent quarters.

While net written premiums decreased 3 percent from the prior year quarter, excluding the Personal Catastrophe Risk operation, net written premiums were consistent with the prior year quarter. Strong premium growth in Bond and Oil & Gas was offset primarily by a decline in volumes at the Company’s Lloyd’s operations and the impact of changes in reinsurance programs in Financial and Professional Services and Lloyd’s.

Within Domestic Specialty, retention rates were strong, increasing from previous quarters, renewal price changes were consistent with recent quarters and new business volume increased slightly from the prior year quarter. Within International Specialty, excluding the Company’s Lloyd’s operations, retention rates were also strong, increasing from previous quarters, renewal price changes decreased from recent quarters and new business volume increased slightly from the prior year quarter.

Personal Segment Financial Results

For the first quarter 2006, the Personal segment reported operating income of $240 million, compared to $285 million in the prior year quarter. The 16 percent decline was driven primarily by lower net favorable prior year reserve development, partially offset by higher net investment income and strong earned premium growth. Operating income in the current quarter included an after-tax benefit of $20 million ($30 million pre-tax) for net favorable prior year reserve development due to better than expected non-catastrophe property and auto bodily injury loss experience. Operating income in the prior year quarter included an after-tax benefit of $74 million ($114 million pre-tax) for net favorable prior year reserve development, partially offset by an after-tax charge of $7 million ($12 million pre-tax) for catastrophe losses.

The GAAP combined ratio was 86.4 percent in the current quarter, a 7.7 point increase from the 78.7 percent reported in the prior year quarter. The increase was primarily due to lower net favorable prior year reserve development and modest loss cost inflation. The current quarter GAAP combined ratio benefited by 1.9 points for net favorable prior year reserve development, compared to 7.8 points in the prior year quarter. The prior year quarter GAAP combined ratio was negatively impacted by 0.8 points for catastrophe losses.

Net written premiums increased 10 percent from the prior year quarter due to continued strong retention rates and growth in new business.

Automobile net written premiums increased 9 percent and policies in force increased 7 percent from the prior year quarter. Retention rates and renewal price changes were generally consistent with previous quarters, and new business volume increased significantly from the prior year quarter due mainly to the introduction of Quantum AutoSM, the Company’s multivariate pricing product, which was being offered in 23 states by quarter end.

Homeowners and Other net written premiums increased 10 percent and policies in force increased 6 percent from the prior year quarter. Retention rates and renewal price changes were generally consistent with previous quarters. New business volume increased significantly from the prior year quarter due to strategic product initiatives and cross-selling efforts with Quantum AutoSM.

Share Repurchase Program and Quarterly Dividend Increase

St. Paul Travelers’ Board of Directors has authorized a $2 billion share repurchase program.  Under this program, repurchases may be made from time to time in the open-market, in private transactions, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 or otherwise.  This program does not have a stated expiration date.  The timing and actual number of shares to be repurchased will depend on a variety of factors, including corporate and regulatory requirements, price, weather and other market conditions.

In addition, the Board of Directors has approved a $0.03 increase to the Company’s regular quarterly dividend, from $0.23 per common share to $0.26 per common share. This dividend is payable June 30, 2006, to shareholders of record as of the close of business June 9, 2006.

2006 Annual Guidance

St. Paul Travelers is increasing its 2006 annual operating return on equity guidance to a range of 14.5 to 15.5 percent, compared to the previously announced range of 13.5 to 14.5 percent. The revised operating return on equity guidance is equivalent to an annual earnings per diluted share in the range of approximately $4.70 to $5.00, an increase of approximately $0.30 from the previously indicated guidance. This guidance is based on a number of assumptions, including catastrophe losses of $300 million after-tax ($460 million pre-tax) for the remainder of 2006 and no additional prior year reserve development, favorable or unfavorable. Average outstanding diluted shares are assumed to be 723 million for the full year, before any share repurchase activity.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.stpaultravelers.com. The management of St. Paul Travelers will discuss the contents of this release via Webcast at 9:00 a.m. Eastern (8:00 a.m. Central) on Tuesday, May 2, 2006. Prior to the Webcast, a related slide presentation will be available on the Company’s Web site. Following the live event, an audio playback of the Webcast and the slide presentation will be available at the Company’s Web site.

To view the slides or to listen to the Webcast or the playback, visit the “Webcasts & Presentations” section of the St. Paul Travelers investor relations Web site at http://investor.stpaultravelers.com/.

About St. Paul Travelers

St. Paul Travelers is a leading provider of property casualty insurance. For more information, visit www.stpaultravelers.com.

Glossary of Financial Measures

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the Company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity. Continuing operations return on equity is the ratio of income from continuing operations to average equity. Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses and discontinued operations, net of tax.

In the opinion of the Company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results. These measures exclude net realized investment gains or losses which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends. Internally, the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence. A catastrophe may result in the payment of reinstatement premiums and assessments from various pools. In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Reinstatement premiums represent additional premiums payable to reinsurers to restore coverage limits that have been exhausted as a result of reinsured losses under certain excess of loss reinsurance treaties.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims. Loss reserve development may be related to prior year or current year development. In the opinion of the Company’s management, discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned. For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums. The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit. A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Gross written premiums are a measure of overall business volume.

Adjusted book value per share represents assets less liabilities and preferred shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of shares outstanding. In the opinion of the Company’s management, adjusted book value is useful in an analysis of a property-casualty company’s book value on a nominal basis as it removes the effect of changing prices on invested assets, which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.

St. Paul Travelers has organized its businesses into the following operating and reporting segments:

Commercial: Commercial – Core offers a broad array of property and casualty insurance and insurance-related services and is organized into the following three marketing and underwriting groups focusing on a particular client base or product grouping to provide products and services that specifically address clients’ needs: Commercial Accounts, Select Accounts and National Accounts. Commercial - Other includes policies written by Gulf, primarily management and professional liability coverages, the Special Liability Group and runoff operations.

Specialty provides dedicated underwriting, claim and risk control services that require specialized expertise, domestically and internationally. Domestic Specialty includes Financial and Professional Services, Bond, Construction, Technology, Ocean Marine, Oil and Gas, Public Sector, and Excess and Umbrella, among others. International Specialty includes operations in the U.K., Ireland, Canada, and the Company’s participation in Lloyds.

Personal writes virtually all types of property and casualty insurance covering personal risks. The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

Discontinued Operations (Asset Management) comprises Nuveen Investments, whose core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high net worth and institutional market segments. During the third quarter of 2005 the Company completed the divestiture of its ownership interest of Nuveen Investments.

* * * * *

Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Specifically, earnings guidance and statements about our share repurchase plans are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, income from continuing operations, net and operating income and return on equity), financial condition and liquidity; the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); post-merger expense savings; the cost and availability of reinsurance coverage; and strategic initiatives. Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially reduce our profitability and adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; reinsurance may not protect us against losses; we are exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be significantly and adversely affected; the effects of emerging claim and coverage issues on our business are uncertain; the insurance industry is the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or their impact on our business or financial results; our businesses are heavily regulated and changes in regulation may reduce our profitability and limit our growth; assessments and other surcharges for guaranty funds, second-injury funds, catastrophe funds and other mandatory pooling arrangements may reduce our profitability; a downgrade in our claims-paying and financial strength ratings could significantly reduce our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; our investment portfolio may suffer reduced returns or losses which could reduce our profitability; the intense competition that we face could harm our ability to maintain or increase our profitability and premium volume; we may not be able to execute announced and future strategic initiatives as planned; the inability of our insurance subsidiaries to pay dividends to us in sufficient amounts would limit our ability to meet our obligations and to pay future dividends; loss or significant restriction of the use of credit scoring or other variables in the pricing and underwriting of personal lines products could reduce our future profitability; disruptions to our relationships with our distributors, independent agents and brokers could adversely affect our future income and profitability; if we experience difficulties with outsourcing relationships, our ability to conduct our business might be negatively impacted; and the effects of corporate bankruptcies on surety bond claims.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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Summary of Financial Information

	Three months ended
	March 31,
($ in millions, except per share amounts, and after-tax)	2006	2005

Operating income	$1,011	$859
Net realized investment gains (losses)	(5)	18
Income from continuing operations	1,006	877
Discontinued operations	—	(665)
Net income	$1,006	$212

Basic earnings per share
Operating income	$1.46	$1.28
Net realized investment gains (losses)	(0.01)	0.03
Income from continuing operations	1.45	1.31
Discontinued operations	—	(1.00)
Net income	$1.45	$0.31

Diluted earnings per share
Operating income	$1.41	$1.23
Net realized investment gains (losses)	—	0.02
Income from continuing operations	1.41	1.25
Discontinued operations	—	(0.94)
Net income	$1.41	$0.31

Weighted average number of common shares outstanding (basic)	692.2	668.1
Weighted average number of common shares outstanding and common stock equivalents (diluted)	720.8	709.1
Common shares outstanding at period end	696.2	673.6

Common stock dividends declared	$160.1	$148.2

Operating income (loss) by segment
Commercial	$535	$448
Specialty	257	173
Personal	240	285
Interest Expense and Other	(21)	(47)
	$1,011	$859

Operating return on equity	18.1%	16.7%
Continuing operations return on equity	17.9%	16.6%
Return on equity	17.9%	4.0%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended
	March 31,
($ in millions, pre-tax)	2006	2005

Revenues
Premiums	$4,991	$5,119
Net investment income	875	765
Fee income	150	171
Net realized investment gains (losses)	(6)	—
Other revenues	40	50
	$6,050	$6,105

Revenues by segment excluding net realized investment gains (losses)
Commercial	$2,692	$2,862
Specialty	1,640	1,646
Personal	1,718	1,592
Interest Expense and Other	6	5
	6,056	6,105
Net realized investment gains (losses)	(6)	—
	$6,050	$6,105

Gross written premiums
Commercial Core	$2,517	$2,674
Commercial Other	2	77
Total Commercial	2,519	2,751
Specialty (1)	1,670	1,691
Personal	1,621	1,478
	$5,810	$5,920

Net written premiums
Commercial Core	$2,080	$2,152
Commercial Other	5	40
Total Commercial	2,085	2,192
Specialty (1)	1,117	1,154
Personal	1,572	1,434
	$4,774	$4,780

GAAP combined ratios: (2)
Commercial (3)
Loss and loss adjustment expense ratio	60.0%	65.3%
Underwriting expense ratio	29.7	29.1
Combined ratio	89.7%	94.4%

Specialty (3)
Loss and loss adjustment expense ratio	57.7%	64.3%
Underwriting expense ratio	33.0	32.0
Combined ratio	90.7%	96.3%

Personal
Loss and loss adjustment expense ratio	58.7%	52.4%
Underwriting expense ratio	27.7	26.3
Combined ratio	86.4%	78.7%

Total Company (3)
Loss and loss adjustment expense ratio	58.9%	61.3%
Underwriting expense ratio	30.0	29.2
Combined ratio	88.9%	90.5%

(1)      For the period ending March 31, 2005, Specialty gross and net written premiums included $47 and $36 million, respectively, from its Personal Catastrophe Risk operation, which was sold in the fourth quarter of 2005.

(2)      For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses. In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

(3)      Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended
	March 31,
($ in millions; after-tax except as noted)	2006	2005
Reconciliation of underwriting gain (loss) to net income

Pre-tax underwriting gain	$514	$451
Tax expense on underwriting results	(177)	(160)
Underwriting gain	337	291
Net investment income	670	583
Other, including interest expense and minority interest	4	(15)
Consolidated operating income	1,011	859
Net realized investment gains (losses)	(5)	18
Income from continuing operations	1,006	877
Discontinued operations	—	(665)
Net income	$1,006	$212

See Glossary of Financial Measures and the statistical supplement for additional financial data.

Contacts

Media:

Shane Boyd

651.310.3846, or

Marlene Ibsen

860.277.9039

Institutional Investors:

Michael Connelly

860.277.1507, or

David Schlosberg

212.588.8412

Individual Investors:

Marc Parr

860.277.0779

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